EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-204558) of Molina Healthcare, Inc.; and

(2)	Registration Statement (Form S-8 No. 333-174912) pertaining to the Molina Healthcare, Inc. 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan;
of our reports dated February 19, 2019, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP
Los Angeles, California
February 19, 2019